Exhibit 99.1

Iconix Reports Financial Results For The Third Quarter 2018

NEW YORK, Nov. 9, 2018 /PRNewswire/ --

  Sears' bankruptcy adversely affecting Company's financial performance
  International business continues to outperform expectations
  Projecting stable cash position and debt covenant compliance

Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company") today reported financial results for the third quarter ended September 30, 2018.

Bob Galvin, CEO commented, "Our results for the quarter were negatively impacted by the Sears bankruptcy filing which resulted in P&L charges, however, we continue to forecast debt covenant compliance. While the domestic business did not see the progress we had hoped for, our international business continued its profitable growth. We are critically evaluating our operational cost structure to ensure it is aligned with our current level of business and near term plans."

Unless otherwise noted, the following represents financial results for continuing operations only.

Third Quarter 2018 Financial Results

GAAP Revenue by Segment	Three months ended September 30,			Nine months ended September 30,
($, 000's)	2018	2017	% Change	2018	2017	% Change

Womens	15,201	21,043	-28%	48,670	76,820	-37%
Mens	7,282	11,393	-36%	27,752	31,568	-12%
Home	7,060	7,515	-6%	20,533	22,676	-9%
International	16,681	13,214	26%	48,029	42,471	13%
Total Revenue	46,224	53,165	-13%	144,984	173,535	-16%

For the third quarter of 2018, total revenue was $46.2 million, a 13% decline as compared to $53.2 million in the prior year quarter. For the nine months ended September 30, 2018, total revenue was $145.0 million, a 16% decline as compared to $173.5 million in the nine months ended September 30, 2017.  Such decline was expected, principally as a result of the transition of our Danskin, OP and Mossimo DTR's in our Womens segment, as previously announced.

Our Mens segment declined in the third quarter of 2018 primarily from the Starter and Buffalo brands.  Our International segment provided organic growth primarily from the Umbro and Lee Cooper brands, specifically in the Europe, India and China territories.  The Home segment declined 6% and 9% for the third quarter of 2018 and nine months ended September 30, 2018, respectively. As previously discussed, revenue in the Home segment year-over-year is partially down due to the terms of a renewal of the Waverly Inspirations contract with Walmart.

In the first quarter of 2018, the Company adopted a new revenue recognition accounting standard (ASU No. 2014-09 Revenue from Contracts with Customers – Topic 606). Adoption of the standard increased Q3 2018 revenue by approximately $2.4 million and increased revenue for the nine months ended September 30, 2018 by approximately $0.6 million, and is expected to increase full-year 2018 revenue by approximately $2.5 to $3.0 million.

SG&A Expenses:

Total SG&A expenses in the third quarter of 2018 were $30.2 million, a 40% increase compared to $21.5 million in the third quarter of 2017. Included in these expenses was an $8.2 million bad debt expense as a result of the Sears bankruptcy filing.  Excluding this bad debt expense, SG&A expenses were up 2% in the third quarter of 2018 as compared to the third quarter of 2017.  In the third quarter of 2018, advertising expense increased 56% as compared to the third quarter of 2017 as result of increases in marketing spend for the Buffalo, Starter and Umbro brands.  Stock based compensation was a benefit of $1.6 million in the third quarter of 2018 as compared to a benefit of $0.9 million in the third quarter of 2017.

Trademark and Goodwill Impairment:

In the third quarter of 2018, the Company recorded a non-cash trademark impairment charge of $4.4 million in the Womens segment related to a write-down in the Joe Boxer trademark as compared to $521.7 million in the third quarter of 2017, comprised of $227.6 million in the Womens segment, $135.9 million in the Mens segment, $69.5 million in the Home segment and $88.7 million in the International segment, to reduce various trademarks in those segments to fair value.  The Company also recorded a non-cash goodwill impairment charge of $103.9 million in the third quarter of 2017 due to impairment of goodwill in the Womens segment, Mens segment and Home segment of $73.9 million, $1.5 million and $28.4 million, respectively, of which there was no comparable amount in the third quarter of 2018.

Operating Income:

Adjusted Operating Income by Segment (1)	Three months ended September 30,			Nine months ended September 30,
($, 000's)	2018	2017	% Change	2018	2017	% Change

Womens	7,620	19,013	-60%	37,701	71,243	-47%
Mens	1,855	8,629	-79%	14,043	20,000	-30%
Home	3,555	6,675	-47%	15,887	20,161	-21%
International	9,188	6,183	49%	23,757	21,667	10%
Corporate	(3,927)	(6,551)	40%	(22,892)	(25,460)	10%
Adjusted Operating Income	18,291	33,949	-46%	68,496	107,611	-36%

Adjusted Operating Margin by Segment	Three months ended September 30,			Nine months ended September 30,
	2018	2017	Var	2018	2017	% Change

Womens	50%	90%	-40%	77%	93%	-15%
Mens	25%	76%	-50%	51%	63%	-13%
Home	50%	89%	-38%	77%	89%	-12%
International	55%	47%	8%	49%	51%	-2%
Adjusted Operating Margin	40%	64%	-24%	47%	62%	-15%

Operating income for the third quarter of 2018 was $12.1 million, as compared to operating loss of $595.9 million in the third quarter of 2017.  Operating income in the third quarter of 2018 included trademark impairments of $4.4 million and special charges of $1.8 million.  Operating loss in the third quarter of 2017 included trademark and goodwill impairments of $625.5 million, special charges of $2.4 million, a loss on termination of licenses of $2.8 million and gain on sale of trademarks of $0.9 million.  When excluding these items, adjusted operating income was $18.3 million and $33.9 million in the third quarter of 2018 and the third quarter of 2017, respectively, and adjusted operating margin was 40% and 64% in the third quarter of 2018 and the third quarter of 2017, respectively.  Operating loss in the third quarter of 2018 includes a $8.2 million bad debt expense as a result of the Sears bankruptcy filing.

Operating loss for the nine months ended September 30, 2018 was $66.9 million, as compared to operating loss of $546.4 million in the nine months ended September 30, 2017.  Operating loss in the nine months ended September 30, 2018 included goodwill and trademark impairments of $115.5 million, special charges of $7.2 million, costs associated with recent debt financings of $8.3 million, a loss on termination of licenses of $5.7 million and gain on sale of trademarks of $1.3 million.  Operating loss in the nine months ended September 30, 2017 included goodwill and trademark impairments of $625.5 million, special charges of $7.1 million, loss on termination of licenses of $26.0 million, a gain on sale of trademarks of $0.9 million, and a gain on deconsolidation of joint venture of $3.8 million.  When excluding these items, adjusted operating income was $68.5 million and $107.6 million in the nine months ended September 30, 2018 and the nine months ended September 30, 2017, respectively, and adjusted operating margin was 47% and 62%, respectively.

Interest Expense, Other Income and Loss on extinguishment of debt:

Interest expense in the third quarter of 2018 was $14.9 million, as compared to interest expense of $16.9 million in the third quarter of 2017.

In the third quarter of 2018, the Company recognized a $17.2 million gain resulting from the Company's accounting for the 5.75% Convertible Notes which requires recording the fair value of this debt at the end of each period with any change from the prior period accounted for as other income or loss in the current period's income statement.  Additionally, in the third quarter of 2018, the Company acquired an additional 5% interest of its Iconix Australia joint venture and as a result, recognized a $8.4 million pre-tax non-cash gain on the remeasurement of the Company's initial investment.  In the third quarter of 2017, the Company recognized a $2.7 million gain related to a payment received from the sale of its minority interest in Complex Media in 2016 and recognized a $1.5 million expense related to the repurchase of a portion of the Company's 1.50% convertible notes, of which there was no comparable amount for the third quarter of 2018.  The Company has excluded these amounts from its non-GAAP results.

Provision for Income Taxes:

The effective income tax rate for the third quarter of 2018 is approximately 4.5% which resulted in a $1.0 million income tax provision, as compared to an effective income tax rate of 4.9% in the prior year quarter which resulted in a $29.6 million income tax benefit.  Excluding any mark-to-market adjustments from the Company's 5.75% Convertible Notes, we expect the full year 2018 tax rate to be approximately (4)% and approximately 50% on a GAAP basis and non-GAAP basis, respectively.

GAAP Net Income and GAAP Diluted EPS:

GAAP net loss from continuing operations attributable to Iconix for the third quarter of 2018 reflects income of $20.2 million as compared to a loss of $550.6 million for the third quarter of 2017. GAAP diluted EPS from continuing operations for the third quarter of 2018 reflects a loss of $0.01 as compared to a loss of $9.64 for the third quarter of 2017.

GAAP net loss from continuing operations attributable to Iconix for the nine months ended September 30, 2018 reflects a loss of $31.4 million as compared to a loss of $559.7 million for the nine months ended September 30, 2017.  GAAP diluted EPS from continuing operations for the nine months ended September 30, 2018 reflects a loss of $0.81 as compared to a loss of $9.83 for the nine months ended September 30, 2017.

Non-GAAP Net Income and Non-GAAP Diluted EPS:

Non-GAAP net income from continuing operations for the third quarter of 2018 was $1.2 million as compared to $13.9 million for the third quarter of 2017. Non-GAAP diluted EPS from continuing operations for the third quarter of 2018 was $0.02 as compared to $0.24 for the third quarter of 2017.

Non-GAAP net income from continuing operations for the nine months ended September 30, 2018 was $15.0 million as compared to $41.7 million for the nine months ended September 30, 2017.  Non-GAAP diluted EPS from continuing operations for the nine months ended September 30, 2018 was $0.23 as compared to $0.73 for the nine months ended September 30, 2017.

2018 Guidance:

Primarily as a result of the Sears Holdings Corporation bankruptcy filing on October 15, 2018, the Company is lowering full year guidance as follows:

  Full year revenue guidance lowered to $185 million - $195 million, down from $190 million to $220 million.
  GAAP net income guidance lowered to a loss of approximately $105 million - $115 million, from $94.4 million to $104.4 million.
  Full year non-GAAP net income guidance lowered to $5 million - $15 million, down from $20 million to $30 million
  Full year free cash flow guidance lowered to $40 million - $50 million, down from $50 million to $70 million

It should be noted that GAAP net income will be affected by non-cash adjustments to fair value from the Company's 5.75% Convertible Notes as discussed below. Such periodic adjustments to fair value cannot be estimated in advance and thus are not taken into account in guidance.

Non-GAAP net income and free cash flow are non-GAAP metrics, and reconciliation tables for each are included in this press release.

Non-GAAP Net Income (Loss) & Diluted EPS Reconciliation: (2)
($, 000's, except per share data)
	NET INCOME			EPS
	Three Months Ended September 30,			Three Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

GAAP net income (loss) & EPS from continuing operations attributable to Iconix (2)	20,224	(550,571)	-104%	$(0.01)	$(9.64)	-100%

Add:
non-cash interest related to ASC 470	-	3,997		$-	$0.07
gain on sale of investment	-	(2,728)		$-	$(0.05)
(gain) / loss on extinguishment of debt	-	1,539		$-	$0.03
loss on termination of licenses	-	2,750		$-	$0.05
trademark and goodwill impairment	4,386	625,530		$0.03	$10.94
mark to market gain on convertible debt	(17,250)	-		$(0.10)	$-
special charges	1,799	2,402		$0.01	$0.04
non-cash gain related to investment in joint venture	(8,411)	-		$(0.05)	$-
foreign currency translation gain/(loss)	301	(1,091)		$-	$(0.02)
Income taxes related to above	(246)	(205,882)		$-	$(3.60)
Valuation Allowance & Foreign Tax Credit	363	170,981		$-	$2.99
non-controlling interest	18	(33,054)		$-	$(0.58)
Effect of potential dilution of 5.75% Convertible Notes	-	-		$0.10	$-
Accretion of redeemable non-controlling interest	-	-		$0.03	$0.01
Net Adjustments	(19,040)	564,444		$0.02	$9.88

Non-GAAP net income & EPS from continuing operations attributable to Iconix	1,184	13,873	-91%	$0.02	$0.24	-93%

	NET INCOME			EPS
	Nine Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

GAAP net income (loss) & EPS from continuing operations attributable to Iconix (2)	(31,446)	(559,707)	-94%	$(0.81)	$(9.83)	-94%

Add:
non-cash interest related to ASC 470	2,998	12,325		$0.05	$0.22
(gain) / loss on extinguishment of debt	(4,473)	20,939		$(0.07)	$0.37
loss on termination of licenses	5,650	25,980		$0.09	$0.46
trademark and goodwill impairment	115,534	625,530		$1.79	$10.96
gain on sale of Complex Media	(958)	(2,728)		$(0.01)	$(0.05)
mark to market gain on convertible debt	(74,802)	-		$(1.16)	$-
special charges	7,181	7,117		$0.11	$0.12
costs associated with recent debt financings	8,344	-		$0.13	$-
non-cash gain related to investment in joint venture	(8,411)	-		$(0.13)	$-
gain on deconsolidation of JV	-	(3,772)		$-	$(0.07)
foreign currency translation gain/(loss)	453	2,755		$0.01	$0.05
Income taxes related to above	(6,158)	(224,715)		$(0.10)	$(3.94)
Valuation Allowance & Foreign Tax Credit	1,089	170,981		$0.02	$3.00
non-controlling interest	8	(32,992)		$-	$(0.58)
Effect of potential dilution of 5.75% Convertible Notes	-	-		$0.59	$-
Accretion of redeemable non-controlling interest	-	-		$0.07	$0.03
Net Adjustments	46,455	601,420		$1.04	$10.57

Non-GAAP net income & EPS from continuing operations attributable to Iconix	15,009	41,713	-64%	$0.23	$0.73	-68%

Non-GAAP weighted average diluted shares reconciliation (2)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

GAAP weighted average diluted shares	175,910	57,189	204%	123,096	57,081	13%
Less: effect of potential dilution of 5.75% Convertible Notes	(104,066)	-	NA	(58,519)	-	NA
Add: antidilutive shares resulting from net loss	-	214	NA	180	433	NA
Non-GAAP weighted average diluted shares	71,844	57,403	25%	64,757	57,514	13%

Balance Sheet and Liquidity:

($, 000's)	September 30, 2018	December 31, 2017
Cash Summary:
Unrestricted Domestic Cash (wholly owned)	52,021	38,236
Unrestricted Domestic Cash (in consolidated JV's)	5,945	14,943
Unrestricted International Cash*	8,492	12,748
Restricted Cash	21,174	48,766

Total Cash	$87,632	$114,693

Debt Summary:
Senior Secured Notes due January 2020**	376,154	408,174
1.50% Convertible Notes	-	236,183
5.75% Convertible Notes due August 2023	111,015	-
Variable Funding Note due January 2020	100,000	100,000
2017 Senior Secured Term Loan due August 2022	190,385	82,837

Total Debt (Face Value)	$777,554	$827,194

*- During the second quarter of 2018, the Company elected to treat its Luxembourg top tier subsidiary ("Luxco") as a disregarded entity for US tax purposes. As of the election date, all the foreign operations under LuxCo will be treated as a branch for US tax purposes and subject to US taxation. As such, the Company will no longer have any earnings in foreign subsidiaries that are not currently subject to taxation for US purposes. Before the election, the Company was indefinitely reinvested in all earnings in its foreign subsidiaries.

**- The Company's Senior Secured Notes include a test that measures the amount of principal and interest required to be paid on the debt to the approximate cash flow available to pay such principal and interest; the test is referred to as the debt service coverage ratio ("DSCR"). As a result of a decline in royalty collections during the twelve months ended June 30, 2018, the DSCR fell below 1.45x as of June 30, 2018. Beginning July 1, 2018, we are required to allocate 25% of residual royalty collections (i.e. collections less debt service, management, servicing, administrative and other fees) to a restricted reserve account administered by the securitization program's trustee, which will result in cash remaining inside the securitization program. Beginning October 1, 2018, the Co-Issuers are required to allocate 50% of residual royalty collections (i.e. collections less debt service, management, servicing, administrative and other fees) to a restricted reserve account administered by the securitization program's trustee, which will result in cash remaining inside the securitization program and not being distributed to the Company. The cash required to be maintained inside the securitization program may be released to the Company if the DSCR is at least 1.45x for two consecutive quarters.

The Company currently projects compliance with all debt covenants.

Free Cash Flow:

The Company generated $6.6 million of free cash flow in the third quarter of 2018, a 361% increase as compared to $1.4 million in the third quarter of 2017.

The Company generated $38.0 million of free cash flow in the nine months ended September 30, 2018, a 18% decrease as compared to $46.3 million in the nine months ended September 30, 2017.

Free Cash Flow Reconciliation: (3)
($, 000's)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Net cash provided by operating activities	$10,349	$(16,918)	-161%	$49,697	$3,097	1505%
Plus: Cash from sale of trademarks and related notes receivable	-	-		195	6,927
Plus: Cash from notes receivable from licensees	-	-		1,409	1,250
Plus: Net cash from sale of Badgley Mischka & Sharper Image in JVs	-	875		1,211	875
Plus: Cash from sale of Nick Graham	-	2,561		-	2,561
Plus: Cash related to Disc Ops sale	-	15,000		-	36,272
Less: Capital Expenditures	(205)	(74)		(776)	(829)
Less: Distributions to non-controlling interests	(3,525)	(7)		(13,693)	(3,850)

Free Cash Flow from operations	$6,619	$1,437	361%	$38,043	$46,303	-18%

Conference Call

The Company will host a conference call today at 10:00 AM ET. The call can be accessed on the Company's website at https://protect-us.mimecast.com/s/AlUlCG6wQRi14oQwF7w1b7 or by telephone at 844-286-1555 or 270-823-1180 (conference ID: 4589066). A written transcript will be posted online as soon as available.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE'S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, ARTFUL DODGER ®, and HYDRAULIC®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of retailers and manufacturers. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and brand loyalty.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company's beliefs and expectations about future performance and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek" and similar terms or phrases. These statements are based on the Company's beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company's business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company's ability to control or predict. Important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company's licensees to maintain their license agreements or to produce and market products bearing the Company's brand names, the Company's ability to retain and negotiate favorable licenses, the Company's ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.

Media contact:
Jeffrey N. Wood
Senior Vice President and Interim Chief Financial Officer
Iconix Brand Group, Inc.
jwood@iconixbrand.com
212-730-0030

Unaudited Condensed Consolidated Income Statements
($, 000's, except earnings per share data)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change

Licensing revenue	46,224	53,165	-13%	144,984	173,535	-16%

Selling, general and administrative expenses	30,197	21,509	40%	92,437	73,702	25%
Loss on termination of licenses	-	2,750		5,650	25,980
Depreciation and amortization	502	592		1,788	1,814
Equity loss (earnings) on joint ventures	(967)	(483)		(2,212)	(2,475)
Gain on deconsolidation of joint venture	-	-		-	(3,772)
Gain on sale of trademarks	-	(875)		(1,268)	(875)
Goodwill impairment	-	103,877		37,812	103,877
Trademark impairment	4,386	521,653		77,721	521,653

Operating income (loss)	12,106	(595,858)	-102%	(66,944)	(546,369)	-88%

Other (income) expenses
Interest expense	14,944	16,911		44,320	45,787
Interest income	(89)	(150)		(304)	(417)
Other income, net	(25,787)	(2,648)		(84,001)	(2,649)
(Gain) loss on extinguishment of debt	-	1,539		(4,473)	20,939
Foreign currency translation loss (gain)	301	(1,091)		453	2,755
Other expenses - net	(10,631)	14,561	-173%	(44,005)	66,415	-166%

Income (loss) before income taxes	22,737	(610,419)	-104%	(22,939)	(612,784)	-96%

Provision (benefit) for income taxes	1,026	(29,606)	-103%	(128)	(29,220)	-100%

Net income (loss)	21,711	(580,813)	-104%	(22,811)	(583,564)	-96%

Less: Net income (loss) attributable to non-controlling interest	1,487	(30,242)	-105%	8,635	(23,857)	-136%

Net income (loss) attributable to Iconix Brand Group, Inc.	20,224	(550,571)	-104%	(31,446)	(559,707)	-94%

Income (loss) from discontinued operations, before income taxes	-	(2,308)	100%	-	(26,232)	100%
Gain on sale of Entertainment segment	-	(228)		-	104,099
Provision for income taxes	-	(406)		-	28,555
Net income from discontinued operations	-	(2,130)		-	49,312
Less: Net income attributable to non-controlling interest from discontinued operations	-	-	NA	-	2,943	NA
Net income (loss) from discontinued operations attributable to Iconix Brand Group, Inc.	-	(2,130)	100%	-	46,369	100%

Net income (loss) attributable to Iconix Brand Group, Inc.	20,224	(552,701)	104%	(31,446)	(513,338)	94%

Earnings (loss) per share - basic:
Continuing operations	0.20	(9.64)	-102%	(0.62)	(9.83)	-94%
Discontinued operations	-	(0.04)	100%	-	0.81	100%
Earnings (loss) per share - basic	0.20	(9.67)	102%	(0.62)	(9.02)	93%

Earnings (loss) per share - diluted:
Continuing operations	(0.01)	(9.64)	-100%	(0.81)	(9.83)	-94%
Discontinued operations	-	(0.04)	100%	-	0.81	100%
Earnings (loss) per share - diluted	(0.01)	(9.67)	100%	(0.81)	(9.02)	93%

Weighted average number of common shares outstanding:
Basic	71,844	57,189	26%	64,577	57,081	13%

Diluted	175,910	57,189	204%	123,096	57,081	13%

Forecasted Reconciliation of Net Income: (2)
($, 000's)	Year Ending
	Dec. 31, 2018
	Low	High

Forecasted GAAP Net Income, excluding mark to market adjustment	(114,987)	(104,987)

Adjustment for non-cash interest related to ASC 470	3,000	3,000
Trademark and goodwill impairment	115,534	115,534
Gain on extinguishment of debt	(4,473)	(4,473)
Special charges	8,000	8,000
Loss on termination of licenses	5,650	5,650
Costs associated with recent debt financings	8,344	8,344
Non-cash gain related to investment in joint venture	(8,411)	(8,411)
Gain on sale of Investment	(958)	(958)
Foreign currency translation	301	301
Tax on non-GAAP items & valuation allowance/ foreign tax credit	(7,000)	(7,000)
Net Adjustments	119,987	119,987
Forecasted Non-GAAP Net Income	5,000	15,000

Forecasted Reconciliation of Free Cash Flow: (3)
($, 000's)	Year Ending
	Dec. 31, 2018
	Low	High
Net cash provided by operating activities	$52,380	$58,880
Plus: Cash from sale of trademarks and notes receivable	2,000	5,500
Plus: Cash from notes receivable from licensees	1,409	1,409
Plus: Net Cash related to Badgley and Sharper	1,211	1,211
Less: Capital Expenditures	(1,000)	(1,000)
Less: Distributions to non-controlling interests	(16,000)	(16,000)

Free Cash Flow Guidance	$40,000	$50,000

Footnotes

(1) Adjusted operating income is a non-GAAP financial measure which represents operating income excluding non-cash impairment charges, non-recurring gains and charges, and charges related to professional fees incurred as a result of the correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management. The Company believes these are useful financial measures in evaluating its financial condition because they are more reflective of the Company's business purpose, operations and cash expenses.

Adjusted Operating Income Reconciliation for the Three Months Ended Sep 30:
	Gaap		Trademark and Goodwill Impairment		Special Charges		Debt Costs		Loss on Termination of Licensees		Gain on sale of trademarks and JV deconsolidation		Adjusted Operating Income
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Womens	3,234	(281,889)	4,386	301,502	-	-	-	-	-	(600)	-	-	7,620	19,013
Mens	1,855	(132,183)	-	137,462	-	-	-	-	-	3,350	-	-	1,855	8,629
Home	3,555	(91,203)	-	97,878	-	-	-	-	-	-	-	-	3,555	6,675
International	9,188	(82,505)	-	88,688	-	-	-	-	-	-	-	-	9,188	6,183
Corporate	(5,726)	(8,078)	-	-	1,799	2,402	-	-	-	-	-	(875)	(3,927)	(6,551)
Total Income	12,106	(595,858)	4,386	625,530	1,799	2,402	-	-	-	2,750	-	(875)	18,291	33,949

Adjusted Operating Income Reconciliation for the Nine Months Ended Sep 30:
	Gaap		Trademark and Goodwill Impairment		Special Charges		Debt Costs		Loss on Termination of Licensees		Gain on sale of trademarks and JV deconsolidation		Adjusted Operating Income
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Womens	(77,832)	(232,259)	115,533	301,502	-	-	-	-	-	2,000	-	-	37,701	71,243
Mens	8,393	(141,442)	-	137,462	-	-	-	-	5,650	23,980	-	-	14,043	20,000
Home	15,887	(77,717)	-	97,878	-	-	-	-	-	-	-	-	15,887	20,161
International	23,757	(67,021)	-	88,688	-	-	-	-	-	-	-	-	23,757	21,667
Corporate	(37,149)	(27,930)	-	-	7,181	7,117	8,344	-	-	-	(1,268)	(4,647)	(22,892)	(25,460)
Total Income	(66,944)	(546,369)	115,533	625,530	7,181	7,117	8,344	-	5,650	25,980	(1,268)	(4,647)	68,496	107,611

(2) Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470, non-cash, non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees incurred as a result of the correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management, all net of tax. The Company believes these are useful financial measures in evaluating its financial condition because they are more reflective of the Company's business purpose, operations and cash expenses.

(3) Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures.  Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, cash used to acquire the membership interests of our joint venture partners, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company's comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that, like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company's financial condition and ability to pursue opportunities that enhance shareholder value.